EXECUTION COPY

FOURTH AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Fourth Amendment to Amended and Restated Employment Agreement (this “Amendment”) is made as of December 18, 2014 (the “Fourth Amendment Effective Date”), by and among Team Health, Inc., a Tennessee corporation (the “Company”), H. Lynn Massingale, M.D. (the “Employee”) and Team Health Holdings, Inc., a Tennessee corporation (“Holdings”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and the Employee entered into that certain Amended and Restated Employment Agreement, dated November 25, 2009, as amended August 1, 2011, January 1, 2012 and May 20, 2014 (the “Agreement”); and

WHEREAS, the Employee and the Company hereby desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	Section 1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

The Company agrees to employ Employee and Employee agrees to be employed by the Company for a fixed term ending on December 31, 2017 (the “Term”), subject to earlier termination pursuant to Section 6 of this Agreement. During the Term, Employee will serve as Executive Chairman and Chairman of the Board of Directors of Holdings (the “Board”) and will also serve on the board of directors of the Company. Each of Employee and Holdings’ Chief Executive Officer (“CEO”) will report directly to the Board (rather than to each other). Only the Board will have oversight with respect to Employee’s duties hereunder.

2.	Section 2 of the Agreement is hereby deleted and replaced with the following:

Duties. During the Term, Employee will perform the duties as mutually agreed between the Board and Employee. Such duties may not be modified without the mutual consent of Employee and the Board and such duties shall not limit in any way Employee’s rights or obligations as Chairman of the Board and/or as a member of the Board. Employee shall devote the amount of business time, attention and effort to the affairs of the Company as is reasonably required to accomplish Employee’s duties hereunder and shall use his reasonable best efforts to promote the interests and success of the Company, and shall cooperate fully with the Board in the advancement of the best interests of the Company, consistent with the terms of this Agreement. Notwithstanding the forgoing, Employee may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or manage personal investments, provided that such activities do not individually or in the aggregate significantly interfere with, or are otherwise not inconsistent with, the performance of Employee’s duties under this Agreement. Nothing herein shall prevent Employee from engaging in certain passive investments so long as the same do not require Employee’s management efforts, are passive, are not inconsistent with Executive’s duties hereunder and are not prohibited by the restrictive covenants of Section 7.

3.	Effective as of January 1, 2015, Section 3.1 of the Agreement shall be deleted and replaced with the following:

Salary. During 2015 and 2016, Employee shall receive an annual base salary equal to 70% of the annual base salary set for the CEO with respect to each such calendar year (including any increase during such year). During 2017, Employee shall receive an annual base salary equal to 50% of the annual base salary set for the CEO with respect to such calendar year (including any increase during such year). Employee’s base salary shall be payable on a biweekly basis. The Board will annually review Employee’s total compensation for increase (but not decrease) and may, in its sole discretion, increase Employee’s salary from time to time without the necessity of further action to amend this Agreement. Employee’s base salary as in effect as provided for in this Agreement, including after any increase, hereinafter is referred to as the “Base Salary”. For the avoidance of doubt Section 3.1 of the Agreement in effect prior to the Fourth Amendment Effective Date shall govern Employee’s Base Salary for 2014.

4.	Effective as of January 1, 2015, Section 3.2 of the Agreement is hereby deleted and replaced with the following:

Annual Bonus and Long-Term Incentive Compensation Opportunities.

(a)
For each fiscal year of Company commencing with 2015, Employee will be entitled to earn a cash annual bonus payment based on performance metrics and goals determined by the Compensation Committee of the Board in good faith and in consultation with Employee (the “Bonus”). Employee’s target Bonus opportunity shall equal 70% of the dollar value of the CEO’s target annual bonus opportunity with respect to each of 2015 and 2016, and 50% of the dollar value of the CEO’s target bonus opportunity with respect to 2017. For the avoidance of doubt, Employee’s actual earned Bonus will be based on the actual performance results applicable to Employee which may differ from the performance results applicable to the CEO’s actual bonus payout; provided that the financial component of the Bonus for a fiscal year as well as the percentage it serves for such bonus shall be the same as the financial component and percentage applicable to the annual bonus for such year for the CEO. The Bonus, if any, shall be paid to Employee in cash within two and one-half (2.5) months after the end of the applicable fiscal year. Notwithstanding anything to the contrary in the Agreement, for all terminations of Employee’s employment which occur on or after the last day of a Performance Period (as defined in Exhibit A to the Employment Agreement Amendment dated as of January 1, 2012), Employee will remain entitled to the Bonus for such Performance Period to the extent earned based on actual performance and the targets applicable to Employee with respect to such full Performance Period. For the avoidance of doubt, Section 3.2 of the Agreement in effect prior to the Fourth Amendment Effective Date shall govern the fiscal year 2014 bonus.

(b)
For each fiscal year of Company commencing with 2015, Employee will be granted an annual long-term incentive compensation opportunity (an “LTI Award”) in the form of restricted stock units (“RSUs”) based on Holdings common stock and based on vesting terms consistent with terms applicable to the RSUs granted to Employee on May 20, 2014. The grant date value of Employee’s LTI Award for each of 2015 and 2016 shall equal 70% of the grant date value of the CEO’s long-term incentive compensation opportunity with respect to each of 2015 and 2016, respectively, and the grant date value of Employee’s LTI Award for 2017 shall equal 50% of the grant date value of the CEO’s long-term incentive compensation opportunity with respect to 2017 (with such grant date valuations determined in a manner consistent with the financial reporting methodologies utilized for such equity grants). The LTI Award for a fiscal year will be awarded to Employee on the same date the annual long-term incentive compensation award is granted to the CEO. In addition, upon vesting, shares representing the LTI Award shall be delivered to Employee no later than 30 days thereafter. Any award agreement for an LTI Award shall be consistent with this Agreement. Finally, all current and outstanding equity award agreements between Employee and Holdings, including without limitation, the Restricted Stock Unit Award Agreement and the Stock Option Agreement between Holdings and Employee dated as of May 20, 2014 and any future grants, including without limitation, any RSU grants (other than the Special Retention Grant, as described below), shall receive the benefit of Section 5 of the Employment Agreement Amendment dated as of May 20, 2014 (the “Third Amendment”) with respect to accelerated vesting of all equity awards upon a termination without Cause, for Good Reason, retirement or death or Disability and the extended post-termination exercise period for stock options upon such terminations.

5.
On December 31, 2014, Employee shall receive a grant of RSUs based on Holdings common stock with a grant date value of $2,750,000 (the “Special Retention Grant”). The RSUs granted to Employee in the Special Retention Grant shall vest in equal annual installments on each of the first three anniversaries of the grant date contingent upon Employee’s continued employment through such vesting dates, with dividend equivalents that accrue and vest on the same terms as the underlying shares, subject to accelerated vesting in the event of Employee’s termination without Cause, for Good Reason or upon death or Disability. The shares and dividend equivalents underlying the RSUs shall, to the extent vested, be delivered to Employee in twelve (12) separate equal monthly installments, beginning on the date of Employee’s termination of employment (subject to any delay in delivery as may be required in accordance with Section 26 of the Agreement). Notwithstanding anything in this Agreement to the contrary, RSUs granted in the Special Retention Grant will not be eligible for vesting in the event of Employee’s voluntary retirement (other than for Good Reason, death or Disability) as set forth in Section 5 of the Third Amendment, and therefore any unvested RSUs will be forfeited upon any termination of Employee’s employment, other than due to a termination without Cause, for Good Reason, death or Disability. The award agreement for the Special Retention Grant shall be consistent with this Agreement.

6.	The following sentence is hereby added to the end of Section 6.1(a) of the Agreement:

Holdings, the Company and Employee agree that any such resignation without Good Reason will be treated as a “retirement” from the Company, including, without limitation, for purposes of equity vesting rights pursuant to Section 5 of the Third Amendment, such that the provisions related to full accelerated vesting of outstanding equity awards (other than with respect to the Special Retention Grant) and extended post-termination exercise period for stock options shall apply upon such resignation.

7.	Section 6.3 of the Agreement is hereby deleted and replaced with the following:

In the event Employee’s employment is terminated without Cause by the Company (which, for the avoidance of doubt, shall include the removal of Employee as Executive Chairman of the Board), the Company agrees to provide Employee with 60 days’ prior notice (such that his termination date shall be no earlier than the date which is 60 days after Employee receives such notice) and will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed business expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination, in both cases within 30 days of his termination date. In addition, Employee shall be entitled to the severance compensation and rights described in Sections 6.5(a), 6.5(d) and, if applicable, 6.6 of this Agreement, and Section 5 of the Third Amendment, with respect to accelerated vesting of all equity awards upon a termination without Cause and the extended post-termination exercise period for stock options upon such termination.

8.	Section 6.4 of the Agreement is hereby deleted and replaced with the following:

Termination for Good Reason. Employee may voluntarily resign his employment for “Good Reason” upon the occurrence of any of the following:

(a)
The assignment to Employee of duties that represent a Substantial Adverse Alteration in the nature or status of his responsibilities. A “Substantial Adverse Alteration” of Employee’s status or responsibilities shall include, but not be limited to, (i) any change in Employee’s authority whereby Employee does not report directly to the Board, (ii) if any other employee or person (other than the Board itself) is given authority by the Board whereby such person is senior to or otherwise entitled to exercise authority over Employee, or Employee reports to such person, or (iii) in the event Holdings and/or the Company or Holdings and/or the Company’s stockholders, as applicable, cause Employee, without Employee’s consent, to cease to be a director of Holdings, Executive Chairman of Holdings or Chairman of the Board (other than due to Employee’s death or Disability); provided, however that change in duties contemplated by this Amendment (including the duties mutually agreed by the Board and Employee prior to the Fourth Amendment Effective Date) shall not constitute a Substantial Adverse Alteration such that Employee may resign for Good Reason.

(b)
Any reduction in his annual Base Salary or his bonus computation formula; provided, however, that the revised compensation package contemplated by the Fourth Amendment to this Agreement shall not be grounds for Employee to resign for Good Reason.

(c)	The required relocation to a place of business more than 50 miles away from Employee’s current place of business.

(d)
Any material breach by Holdings and/or the Company of this Agreement or any other agreement with, or obligation to or for the benefit of, Employee, including but not limited to any stock option or benefit plan or registration rights agreement, in each case that is adverse to Employee.

Notwithstanding the foregoing, no event shall constitute Good Reason unless and until Employee shall have notified the Company in writing describing the event which constitutes Good Reason and then only if the Company shall fail to cure such event within ten (10) days following its receipt of such written notice. For the avoidance of doubt, Employee’s ability to resign for Good Reason from and after the Fourth Amendment Effective Date shall be based on the definition of Good Reason as amended hereby (including, without limitation, with respect to the duties mutually agreed between the Board and Employee prior to the Fourth Amendment Effective Date) and Employee waives any right to resign for Good Reason with respect to events that may have given rise to Good Reason which took place prior to the Fourth Amendment Effective Date.

Upon Employee’s termination of employment for Good Reason, the Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination, in both cases within 30 days of his termination date. In addition, Employee shall be entitled to the severance compensation and rights described in Sections 6.5(a), 6.5(d) and, if applicable, 6.6 of this Agreement, and Section 5 of the Third Amendment, with respect to accelerated vesting of all equity awards upon a termination for Good Reason and the extended post-termination exercise period for stock options upon such termination.

9.	Section 6.5(a) of the Agreement and all of its subsections are hereby deleted in their entirety and replaced with the following:

(i)    If Employee’s employment is terminated without Cause pursuant to Section 6.3 or by Employee for Good Reason prior to December 31, 2017, then, subject to Employee’s continued compliance with the provisions of Section 7 and 8 of this Agreement, the Company shall provide to Employee an amount (the “Severance Amount”) equal to $2,750,000 minus the aggregate Base Salary paid to Employee for the period beginning on January 1, 2015 and ending on Employee’s termination date and minus the aggregate Bonus paid to Employee in respect of 2015, 2016 and 2017 (but not including the Bonus paid in 2015 in respect of 2014) (but not below zero), with such Severance Amount payable in twelve (12) separate payments of equal amounts in monthly installments, beginning on the date of termination.

(ii)    Upon Employee’s termination of employment for Good Reason or in the event Employee’s employment is terminated without Cause pursuant to Section 6.3, Employee shall be entitled to a Bonus for the fiscal year encompassing Employee’s termination date but such Bonus shall be pro-rated through the Employee’s date of termination based upon the percentage of such fiscal year that shall have elapsed through the date of Employee’s termination of employment (the “Prorated Bonus”); provided that Employee shall only be entitled to the amount, if any, of this Prorated Bonus which is in excess of the Severance Amount paid at the time of termination pursuant to this Section 6.5(a). Such Prorated Bonus, if any, shall be paid to Employee in accordance with Section 3.2 of this Agreement.

10.	Section 6.5(d)(i) of the Agreement is hereby amended to add the following new last sentence thereof:

The amount of each monthly reimbursement payment made pursuant to this Section 6.5(d)(i), including for avoidance of doubt  any such payment that, pursuant to Section 6.5(d)(iv) below, is made after Employee’s death  to the  Employee’s Trust described therein, shall be treated  for federal income tax purposes as taxable income to Employee, or as the case may be, to Employee’s Trust or its beneficiaries.

11.	A new Section 6.7 is hereby added to the Agreement as follows:

Termination Upon Term Expiration. If Employee is employed on December 31, 2017, he shall be deemed to have voluntarily retired as of such date (and not resigned for Good Reason) and Employee shall not be entitled to any severance compensation hereunder; provided that Employee shall remain entitled to payment for his Bonus in respect of 2017 (to the extent earned based on actual performance) and to the benefits or payments referenced in Section 5 of the Third Amendment (with respect to accelerated vesting of all equity awards as of December 31, 2017 and the extended post-termination exercise period for stock options upon such retirement), and in Sections 6.5(d), 6.6 and 25 of the Agreement, pursuant and subject to the terms set forth therein.

12.	Section 26 of the Agreement is hereby amended to add a new last sentence thereof to read as follows:

Without limiting the forgoing, the timing of any payments made pursuant to Sections 6.5(b) or 6.5(c) of the Agreement (including any applicable reductions in payments related to insurance proceeds) shall be implemented in a manner intended to avoid the imposition of any additional or accelerated taxes, interest or penalties under Section 409A of the Code.

13.
The Company will directly pay Employee’s legal counsel for reasonable professional fees incurred in connection with the negotiation and preparation of this Amendment in an amount not to exceed $25,000.

14.
Each party represents and warrants to the other party that this Amendment has been duly authorized, executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable in accordance with its terms. Without limiting the generality of the foregoing, Holdings represents and warrants to Employee that this Amendment has been duly authorized by its Compensation Committee and will be duly ratified by its board of directors.

15.	Except as expressly amended or modified hereby, the Agreement will and does remain in full force and effect in accordance with its terms.

16.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment on December 18, 2014.

HOLDINGS:

Team Health Holdings, Inc.

__/s/ Michael D. Snow___________
By: Michael D. Snow
Its: President and Chief Executive Officer

COMPANY:

Team Health, Inc.

__/s/ Michael D. Snow___________
By: Michael D. Snow
Its: President and Chief Executive Officer

EMPLOYEE:

__/s/ H. Lynn Massingale, M.D.______
H. Lynn Massingale, M.D.